Exhibit 99.1 news release

Ovintiv Names Ralph Izzo to its Board of Directors

DENVER, September 6, 2022 – Ovintiv Inc. (NYSE and TSX: OVV) (“Ovintiv” or the “Company”) today announced that Ralph Izzo has been named as an independent member of its Board of Directors, effective September 6, 2022, and that Bruce Waterman will retire from the Board of Directors effective December 31, 2022.

Mr. Izzo, 64, currently serves as the Executive Chair of Public Service Enterprise Group Incorporated (“PSEG”), having recently retired as their Chair, President and CEO. PSEG is a publicly traded diversified energy holding company, founded in 1903 and has a long history of providing infrastructure to access safe, affordable, reliable, and cleaner energy to customers in New Jersey and Long Island. Since joining PSEG in 1992, Mr. Izzo has held several significant executive positions within the PSEG family of companies. Mr. Izzo also serves on the Board of Directors of the Bank of New York Mellon.

Mr. Izzo is a member of the U.S. Department of Energy's Fusion Energy Sciences Advisory Committee and the former chair of the Nuclear Energy Institute.  He is also on the Board of Directors for the Edison Electric Institute, Nuclear Electric Insurance Limited, the New Jersey Chamber of Commerce, the Liberty Science Center and the New Jersey Performing Arts Center.  Mr. Izzo is on the advisory board for the University of Pennsylvania's School of Engineering and Applied Sciences Mechanical Engineering and Applied Mechanics Department, a member of the Board of Trustees of the Peddie School and Princeton University's Andlinger Center for Energy and the Environment Advisory Council, as well as a member of the Visiting Committee for the Department of Nuclear Engineering at Massachusetts Institute of Technology, the Columbia University School of Engineering Board of Visitors, and of the CEO Action for Diversity and Inclusion. In addition, he is a former chair of the Rutgers University Board of Governors and the New Jersey Chamber of Commerce.

Mr. Izzo received his Bachelor of Science and Master of Science degrees in mechanical engineering and his Doctor of Philosophy degree in applied physics from Columbia University. He also received a Master of Business Administration degree, with a concentration in finance, from the Rutgers Graduate School of Management.

“We are excited that Ralph is joining our Board. His significant senior leadership experience in operations, strategic planning, finance, risk management, environmental stewardship, and diversity leadership will enhance the board’s strengths,” said Ovintiv’s Chair Peter Dea. “Mr. Izzo is a well-known leader within the utility industry, as well as the national energy policy arena and represents our ongoing Board refreshment process as our third new Director in the past 18-months.”

Mr. Waterman joined the board in 2010 and served on various committees over his tenure including Audit Committee Chair from 2017 until 2022. Mr. Waterman’s wealth of finance, energy industry and government relations experience benefited the Company immensely. “On behalf of the Board and leadership team, I would like to thank Bruce for his many contributions and wise counsel over the last 12 years,” said Mr. Dea. Brendan McCracken, Ovintiv’s President and CEO noted “the Company is grateful for Mr. Waterman’s years of service and dedication and we wish him well in retirement.”

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

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